Exhibit 99.1

Contact:
invest@albemarle.com	1.980.299.5700

Albemarle Reports Second Quarter 2025 Results

CHARLOTTE, N.C. – July 30, 2025 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the second quarter ended June 30, 2025.

Second-Quarter 2025 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $1.3 billion, including volume growth in Energy Storage (+15%) and Specialties (+6%).
•Net income of $23 million, or ($0.16) per diluted share attributable to common shareholders; adjusted diluted earnings per share attributable to common shareholders of $0.11.
•Adjusted EBITDA of $336 million; up sequentially due to improved fixed cost absorption, on-going cost savings, and Energy Storage product mix.
•Cash from operations of $538 million in the first half of 2025 increased $73 million compared to the prior-year period. We now expect to achieve positive free cash flow for the full year 2025 assuming current lithium market pricing persists.
•On June 27, Albemarle and Standard Industries concluded the early redemption of preferred shares in a W.R. Grace subsidiary for an aggregate value of $307 million.
•Achieved a 100% run-rate against the high end of our cost and productivity improvement target, or $400 million.
•Reducing full-year 2025 capital expenditure outlook to between $650 and $700 million.
•Maintaining full-year outlook considerations; the previously published $9/kg scenario ranges are expected to apply assuming current lithium market pricing persists for the remainder of the year.

“We delivered strong second quarter results and are maintaining our previous outlook considerations assuming current lithium market pricing persists,” said Kent Masters, Chairman and CEO. “Due to recent cash management actions, we now expect to generate positive free cash flow for the year. Our team has established a track record of operational excellence and has successfully executed proactive measures to reduce operating and capital costs while preserving our long-term competitive position.”

Second Quarter 2025 Results

In millions, except per share amounts	Q2 2025	Q2 2024	$ Change	% Change
Net sales	$1,330.0	$1,430.4	$(100.4)	(7.0)%
Net income (loss) attributable to Albemarle Corporation	$22.9	$(188.2)	$211.1	112.2%
Adjusted EBITDA(a)	$336.5	$386.4	$(49.9)	(12.9)%
Diluted loss per share attributable to common shareholders	$(0.16)	$(1.96)	$1.80	91.8%
Non-recurring and other unusual items(a)	0.27	1.99
Adjusted diluted earnings per share attributable to common shareholders(a)(b)	$0.11	$0.04	$0.07	175.0%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the second quarter of 2025 were $1.3 billion compared to $1.4 billion for the prior-year quarter, a decline of 7% driven primarily by lower pricing in Energy Storage, offset by higher volumes in Energy Storage and Specialties. Adjusted EBITDA of $336 million declined by $50 million from the prior-year quarter as lower input costs and on-going cost reduction efforts helped mostly offset lower lithium pricing. Net income attributable to Albemarle of $23 million increased year-over-year by $211 million, due primarily to a prior-year period after-tax charge of $215 million related to capital project asset write-offs and associated contract cancellation costs.

The effective income tax rate for the second quarter of 2025 was (380.0)% compared to 6.2% in the same period of 2024. On an adjusted basis, the effective income tax rates were 159.9% and (25.9)% for the second quarters of 2025 and 2024, respectively, with the increase primarily due to changes in geographic income mix and the impact of tax valuation allowances in Australia and China.

Energy Storage Results

In millions	Q2 2025	Q2 2024	$ Change	% Change
Net Sales	$717.7	$830.1	$(112.5)	(13.5)%
Adjusted EBITDA	$219.7	$283.0	$(63.3)	(22.4)%

Energy Storage net sales for the second quarter of 2025 were $718 million, a decrease of $112 million, or 14%, due to lower pricing (-28%). Volumes were up 15% thanks to record production from our integrated conversion network partially offset by reduced tolling volumes. Adjusted EBITDA of $220 million decreased $63 million, as lower input costs and on-going cost reduction efforts mostly offset lower lithium pricing.

Specialties Results

In millions	Q2 2025	Q2 2024	$ Change	% Change
Net Sales	$351.6	$334.6	$17.0	5.1%
Adjusted EBITDA	$73.0	$54.2	$18.8	34.7%

Specialties net sales for the second quarter of 2025 were $352 million, an increase of $17 million, or 5%, primarily due to higher volumes (+6%), which more than offset lower prices (-1%). Adjusted EBITDA of $73 million increased $19 million versus the prior-year quarter due to higher demand and decreased manufacturing costs related to productivity initiatives.

Ketjen Results

In millions	Q2 2025	Q2 2024	$ Change	% Change
Net Sales	$260.8	$265.7	$(4.9)	(1.8)%
Adjusted EBITDA	$28.6	$37.8	$(9.3)	(24.5)%

Ketjen net sales for the second quarter of 2025 were $261 million, down 2% compared to the prior-year quarter as higher prices (+2%) were offset by lower volumes (-4%), primarily due to the timing of sales. Adjusted EBITDA of $29 million decreased $9 million, driven by lower volumes and higher input costs.

2025 Outlook Considerations

Total Corporate Outlook Considerations
Albemarle is maintaining its prior full-year outlook considerations for Energy Storage, which are based on observed lithium market price scenarios. Notably, the previously published $9/kg LCE ranges are expected to apply assuming current lithium market pricing persists for the remainder of the year, due to successful execution of cost and productivity improvements, operational excellence including Energy Storage project ramps, and strong first-half demand from Energy Storage contract customers. Ketjen and Specialties outlook considerations are also unchanged.

The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios, and are unchanged from the prior quarter. Ranges reflect the anticipated direct impact of announced tariffs as of June 30, 2025. Ranges are based on variation in sales volume and mix, including a projected increase in Energy Storage sales volumes of 0% to 10% in 2025 compared to 2024. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book. Scenarios also assume spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2025E Including Energy Storage Scenarios
Observed market price case(a)	Q2 2025 average	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$4.9 - $5.2 billion	$5.3 - $6.1 billion	$6.5 - $7.0 billion
Adjusted EBITDA(b)	$0.8 - $1.0 billion	$1.2 - $1.8 billion	$2.5 - $2.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional information regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Energy Storage FY 2025E
Observed market price case(a)	Q2 2025 average	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$2.5 - $2.6 billion	$2.9 - $3.5 billion	$4.2 - $4.5 billion
Adjusted EBITDA	$0.6 - $0.7 billion	$1.0 - $1.5 billion	$2.2 - $2.4 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.3 - $0.5 billion	$0.6 - $0.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties and Ketjen Outlook Considerations
Specialties outlook reflects volume growth in key end markets led by pharma, automotive, and oilfield, partially offset by weakness in building and construction.

Ketjen outlook assumes strong fluidized catalytic cracking (FCC) volume offset by lower clean fuel technologies (CFT) volume due to order timing.

Segment FY 2025E
Specialties net sales	$1.3 - $1.5 billion
Specialties adjusted EBITDA	$210 - $280 million
Ketjen net sales	$1.0 - $1.1 billion
Ketjen adjusted EBITDA	$120 - $150 million

Other Corporate Outlook Considerations
Albemarle expects its 2025 capital expenditures to be between $650 and $700 million, down approximately 60% from $1.7 billion in 2024. This level of spending reflects in part a timing impact and a continued prioritization on sustaining existing assets and resources. Reduced corporate costs reflects cost savings and foreign exchange gains to date.

Other Corporate FY 2025E
Capital expenditures	$650 - $700 million
Depreciation and amortization	$630 - $670 million
Adjusted effective tax rate(a)	(40)% - 25%
Corporate costs(b)	$40 - $70 million
Interest and financing expenses	$180 - $210 million
Weighted-average common shares outstanding (diluted)	118 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix
(b)    FY 2025E outlook includes FX impact in the first half of 2025

Cash Flow and Capital Deployment
Cash from operations of $538 million in the first half of 2025 increased $73 million compared to the prior-year period. We now expect to achieve positive free cash flow for the full year 2025 assuming current lithium market pricing persists for the remainder of the year. Capital expenditures of $302 million decreased by $732 million versus the prior-year period, reflecting the impact of decisions that stopped or slowed spending and the completion of capacity expansions in Energy Storage and Specialties. We are reducing our full-year 2025 capital expenditure outlook to between $650 and $700 million.

Balance Sheet and Liquidity
As of June 30, 2025, Albemarle had estimated liquidity of approximately $3.4 billion, including $1.8 billion of cash and cash equivalents, $1.5 billion available under our revolver and $114 million available under other credit lines. Total debt was $3.6 billion, representing a net debt to adjusted EBITDA ratio (as defined in our credit agreement) of approximately 2.3 times.

Earnings Call

Date:	Thurs., July 31, 2025
Time:	8:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ2

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a global leader in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allows us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on X (formerly Twitter) @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2025 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; expected capital expenditure amounts and the corresponding impact on cash flow; expected impact of tariffs and other trade restrictions; market pricing of lithium carbonate equivalent and spodumene; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; changes in trade policies and tariffs; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; geopolitical conflicts and political unrest; trade policies and tariffs; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income (Loss)
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$1,329,992	$1,430,385	$2,406,873	$2,791,121
Cost of goods sold	1,133,116	1,440,963	2,053,698	2,762,761
Gross profit (loss)	196,876	(10,578)	353,175	28,360
Selling, general and administrative expenses	132,457	166,423	255,959	327,799
Restructuring charges and asset write-offs	4,448	294,840	3,385	328,376
Research and development expenses	12,444	20,770	26,543	44,302
Operating profit (loss)	47,527	(492,611)	67,288	(672,117)
Interest and financing expenses	(49,939)	(35,187)	(98,916)	(73,156)
Other (expenses) income, net	(6,559)	33,666	3,691	83,567
Loss before income taxes and equity in net income of unconsolidated investments	(8,971)	(494,132)	(27,937)	(661,706)
Income tax expense (benefit)	34,094	(30,660)	30,116	(34,381)
Loss before equity in net income of unconsolidated investments	(43,065)	(463,472)	(58,053)	(627,325)
Equity in net income of unconsolidated investments (net of tax)	78,258	286,878	142,544	467,378
Net income (loss)	35,193	(176,594)	84,491	(159,947)
Net income attributable to noncontrolling interests	(12,296)	(11,604)	(20,246)	(25,803)
Net income (loss) attributable to Albemarle Corporation	22,897	(188,198)	64,245	(185,750)
Mandatory convertible preferred stock dividends	(41,687)	(41,688)	(83,375)	(53,272)
Net loss attributable to Albemarle Corporation common shareholders	$(18,790)	$(229,886)	$(19,130)	$(239,022)
Basic loss per share attributable to common shareholders	$(0.16)	$(1.96)	$(0.16)	$(2.03)
Diluted loss per share attributable to common shareholders	$(0.16)	$(1.96)	$(0.16)	$(2.03)

Weighted-average common shares outstanding – basic	117,665	117,528	117,634	117,489
Weighted-average common shares outstanding – diluted	117,665	117,528	117,634	117,489

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,806,829	$1,192,230
Trade accounts receivable	766,433	742,201
Other accounts receivable	113,305	238,384
Inventories	1,640,925	1,502,531
Other current assets	177,695	166,916
Total current assets	4,505,187	3,842,262
Property, plant and equipment	12,792,572	12,523,368
Less accumulated depreciation and amortization	3,539,678	3,191,898
Net property, plant and equipment	9,252,894	9,331,470
Investments	890,384	1,117,739
Other assets	737,587	504,711
Goodwill	1,670,927	1,582,714
Other intangibles, net of amortization	234,948	230,753
Total assets	$17,291,927	$16,609,649
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$737,317	$793,455
Accounts payable to related parties	121,464	150,432
Accrued expenses	414,884	467,997
Current portion of long-term debt	444,911	398,023
Dividends payable	61,331	61,282
Income taxes payable	169,877	95,275
Total current liabilities	1,949,784	1,966,464
Long-term debt	3,178,111	3,118,142
Postretirement benefits	32,103	31,930
Pension benefits	121,638	116,192
Other noncurrent liabilities	1,144,798	819,204
Deferred income taxes	366,509	358,029
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,177	1,176
Mandatory convertible preferred stock	2,235,105	2,235,105
Additional paid-in capital	3,001,531	2,985,606
Accumulated other comprehensive loss	(364,544)	(742,062)
Retained earnings	5,367,257	5,481,692
Total Albemarle Corporation shareholders’ equity	10,240,526	9,961,517
Noncontrolling interests	258,458	238,171
Total equity	10,498,984	10,199,688
Total liabilities and equity	$17,291,927	$16,609,649

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash and cash equivalents at beginning of year	$1,192,230	$889,900
Cash flows from operating activities:
Net income (loss)	84,491	(159,947)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	330,485	262,030
Non-cash restructuring and asset write-offs	—	276,013
Stock-based compensation and other	17,068	15,439
Equity in net income of unconsolidated investments (net of tax)	(142,544)	(467,378)
Dividends received from unconsolidated investments and nonmarketable securities	67,765	270,926
Pension and postretirement expense	3,504	2,529
Pension and postretirement contributions	(9,934)	(9,428)
Realized loss on investments in marketable securities	—	33,746
Unrealized loss on investments in marketable securities	4,984	23,777
Deferred income taxes	(38,907)	(129,087)
Working capital changes	(96,762)	468,594
Noncurrent liability changes and other, net	318,030	(122,066)
Net cash provided by operating activities	538,180	465,148
Cash flows from investing activities:
Capital expenditures	(302,252)	(1,034,593)
Proceeds from sale of property and equipment	23,751	—
Proceeds from sale of available for sale debt securities	288,000	—
Proceeds from settlement of foreign currency forward contracts, net	171,262	12,991
Sales of marketable securities, net	2,971	82,578
Investments in equity investments and nonmarketable securities	(120)	(148)
Net cash provided by (used in) investing activities	183,612	(939,172)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	—	2,236,750
Repayments of long-term debt and credit agreements	(29,103)	(56,453)
Proceeds from borrowings of long-term debt and credit agreements	19,488	56,453
Other debt repayments, net	(2,427)	(627,390)
Dividends paid to common shareholders	(95,244)	(93,916)
Dividends paid to mandatory convertible preferred shareholders	(83,375)	(39,376)
Dividends paid to noncontrolling interests	(18,169)	(18,137)
Proceeds from exercise of stock options	1,186	86
Withholding taxes paid on stock-based compensation award distributions	(2,941)	(10,677)
Other	(55)	(2,758)
Net cash (used in) provided by financing activities	(210,640)	1,444,582
Net effect of foreign exchange on cash and cash equivalents	103,447	(30,231)
Increase in cash and cash equivalents	614,599	940,327
Cash and cash equivalents at end of period	$1,806,829	$1,830,227

Certain 2024 values reflect presentation revisions related to gains and losses on foreign currency cash flow hedges and previously disclosed capital expenditures resulting from misclassification errors. The net effect of the revisions is approximately a $4.3 million increase to cash flows from operations, a $5.3 million increase to cash flows from investing, and a $9.6 million decrease to the net effect of foreign exchange on cash and cash equivalents for the 2024 period presented. Such revisions will be reflected in our Form 10-Q for the quarter ended June 30, 2025.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales:
Energy Storage	$717,656	$830,110	$1,242,221	$1,631,008
Specialties	351,560	334,600	672,574	650,665
Ketjen	260,776	265,675	492,078	509,448
Total net sales	$1,329,992	$1,430,385	$2,406,873	$2,791,121

Adjusted EBITDA:
Energy Storage	$219,725	$282,979	$406,080	$480,975
Specialties	72,977	54,175	131,643	99,356
Ketjen	28,567	37,836	67,155	59,815
Total segment adjusted EBITDA	321,269	374,990	604,878	640,146
Corporate	15,206	11,370	(1,259)	37,450
Total adjusted EBITDA	$336,475	$386,360	$603,619	$677,596

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income (loss) attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, adjusted diluted income (loss) per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin, and operating cash flow conversion are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income (loss) attributable to Albemarle Corporation is defined as net income (loss) attributable to Albemarle Corporation before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. Adjusted net income (loss) attributable to Albemarle Corporation common stockholders is defined as adjusted net income (loss) attributable to Albemarle Corporation after mandatory convertible preferred stock dividends. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net income (loss) attributable to Albemarle Corporation	$22,897		$(188,198)		$64,245		$(185,750)
Add back:
Non-operating pension and OPEB items (net of tax)	169		(336)		294		(687)
Non-recurring and other unusual items (net of tax)	31,708		234,498		10,508		274,542
Adjusted net income attributable to Albemarle Corporation	54,774		45,964		75,047		88,105
Mandatory convertible preferred stock dividends	(41,687)		(41,688)		(83,375)		(53,272)
Adjusted net income (loss) attributable to Albemarle Corporation common shareholders	$13,087		$4,276		$(8,328)		$34,833

Adjusted diluted earnings (loss) per share attributable to common shareholders	$0.11		$0.04		$(0.07)		$0.30

Adjusted weighted-average common shares outstanding – diluted	117,691		117,703		117,634		117,685

Net income (loss) attributable to Albemarle Corporation	$22,897	1.7%	$(188,198)	(13.2)%	$64,245	2.7%	$(185,750)	(6.7)%
Add back:
Interest and financing expenses	49,939	3.8%	35,187	2.5%	98,916	4.1%	73,156	2.6%
Income tax expense (benefit)	34,094	2.6%	(30,660)	(2.1)%	30,116	1.3%	(34,381)	(1.2)%
Depreciation and amortization	168,731	12.7%	138,279	9.7%	330,485	13.7%	262,030	9.4%
EBITDA	275,661	20.7%	(45,392)	(3.2)%	523,762	21.8%	115,055	4.1%
Proportionate share of Windfield income tax expense	33,150	2.5%	119,780	8.4%	58,476	2.4%	193,469	6.9%
Non-operating pension and OPEB items	336	—%	(337)	—%	611	—%	(662)	—%
Non-recurring and other unusual items	27,328	2.1%	312,309	21.8%	20,770	0.9%	369,734	13.2%
Adjusted EBITDA	$336,475	25.3%	$386,360	27.0%	$603,619	25.1%	$677,596	24.3%

Net sales	$1,329,992		$1,430,385		$2,406,873		$2,791,121

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Interest cost	$8,924	$8,501	$17,734	$17,006
Expected return on assets	(8,588)	(8,838)	(17,123)	(17,668)
Total	$336	$(337)	$611	$(662)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income (loss) calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Restructuring charges and asset write-offs(1)	$0.02	$1.84	$0.01	$2.07
Acquisition and integration related costs(2)	0.01	0.01	0.02	0.02
Gain (loss) in fair value of public equity securities(3)	—	0.12	0.03	0.47
Other(4)	0.13	(0.03)	0.05	(0.18)
Tax related items(5)	0.11	0.05	(0.02)	(0.05)
Total non-recurring and other unusual items	$0.27	$1.99	$0.09	$2.33

(1)The Company took several actions during 2024 as part of a broader effort that are focused on preserving its world-class resource advantages, optimizing its global conversion network, improving the Company’s cost competitiveness and efficiency, reducing capital intensity and enhancing the Company’s financial flexibility. Those actions included stopping construction of Kemerton Trains 3 and 4, as well as certain other capital projects, placing Kemerton Train 2 in care and maintenance and transitioning the Company’s operating structure to a fully integrated functional model (excluding Ketjen). Additionally, as part of this restructuring plan, we placed the Chengdu, China conversion plant into care and maintenance during the first half of 2025. As a result, the Company recorded restructuring and asset write-off charges of $4.4 million and $3.4 million in Restructuring charges and asset write-offs and gains (losses) of $0.1 million and ($0.1) million in Other (expenses) income, net for the three and six months ended June 30, 2025, respectively. Due to the impact of valuation allowances, this resulted in total after-tax gains of $2.9 million and $0.8 million, or $0.02 and $0.01 per share for the three and six months ended June 30, 2025, respectively. During the three and six months ended June 30, 2024, the Company recorded restructuring and asset write-off charges of $294.8 million and $328.4 million in Restructuring charges and asset write-offs and losses of $2.6 million and $5.4 million in Other (expenses) income, net, respectively. In total, this resulted in after-tax losses of ($216.5 million and $243.6 million after income taxes, or $1.84 and $2.07 per share) for the three and six months ended June 30, 2024, respectively.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and six months ended June 30, 2025 were $1.8 million and $3.2 million ($1.4 million and $2.5 million after income taxes, or $0.01 and $0.02 per share), respectively, and for the three and six months ended June 30, 2024 were $1.6 million and $3.5 million ($1.2 million and $2.7 million after income taxes, or $0.01 and $0.02 per share), respectively.

(3)Gains (losses) of $0.2 million and ($4.8) million ($0.1 million and ($3.8) million after income taxes, or less than $0.01 and $0.03 per share) recorded in Other (expenses) income, net resulting from the net change in fair value of investments in public equity securities for the three and six months ended June 30, 2025, respectively. Losses of $17.8 million and $27.2 million recorded in Other (expenses) income, net resulting from the net change in fair value of investments in public equity securities for the three and six months ended June 30, 2024, respectively, and a loss of $33.7 million recorded in Other (expenses) income, net for the six months ended June 30, 2024 resulting from the sale of investments in public equity securities ($13.9 million and $55.0 million after income taxes, or $0.12 and $0.47 per share).

(4)Other adjustments for the three months ended June 30, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $8.3 million of gains from the sale of assets not part of our production operations, partially offset by $1.8 million of severance expenses not related to a restructuring plan.
•Other (expenses) income, net - $38.0 million loss resulting from the redemption of preferred equity in a Grace subsidiary, partially offset by $10.1 million of income from PIK dividends of that preferred equity prior to redemption.
After income taxes, these net losses totaled $15.3 million, or $0.13 per share.

Other adjustments for the three months ended June 30, 2024 included amounts recorded in:
•Selling, general and administrative expenses - $5.1 million of expenses related to certain historical legal and environmental matters.
•Other (expenses) income, net - $8.9 million gain from PIK dividends of preferred equity in a Grace subsidiary and a $0.6 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations.
After income taxes, these net gains totaled $3.7 million, or $0.03 per share.

Other adjustments for the six months ended June 30, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $11.4 million of gains from the sale of assets not part of our production operations, partially offset by $1.8 million of severance expenses not related to a restructuring plan and $0.6 million of expenses related to certain historical legal matters.
•Other (expenses) income, net - $38.0 million loss resulting from the redemption of preferred equity in a Grace subsidiary and $1.9 million of charges for asset retirement obligations at a site not part of our operations, partially offset by $19.8 million of income from PIK dividends of the preferred equity in a Grace subsidiary prior to redemption and a $1.9 million gain primarily resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net losses totaled $5.4 million, or $0.05 per share.

Other adjustments for the six months ended June 30, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $5.2 million of expenses related to certain historical legal and environmental matters.
•Other (expenses) income, net - $17.6 million gain from PIK dividends of preferred equity in a Grace subsidiary, a $17.3 million gain primarily from the sale of assets at a site not part of our operations, a $2.4 million gain primarily resulting from the adjustment of indemnification related to a previously disposed business and a $0.6 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $21.0 million, or $0.18 per share.

(5)Included in Income tax expense for the three and six months ended June 30, 2025 are discrete net tax expenses of $12.2 million, or $0.11 per share, and benefits of $2.0 million, or $0.02 per share, respectively, primarily related to the impact of foreign tax reserves and excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax benefit for the three and six months ended June 30, 2024 are discrete net tax expenses of $6.5 million, or $0.05 per share, and benefits of $5.7 million, or $0.05 per share, respectively, primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	(Loss) income before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended June 30, 2025
As reported	$(8,971)	$34,094	(380.0)%
Non-recurring, other unusual and non-operating pension and OPEB items	27,664	(4,213)
As adjusted	$18,693	$29,881	159.9%

Three months ended June 30, 2024
As reported	$(494,132)	$(30,660)	6.2%
Non-recurring, other unusual and non-operating pension and OPEB items	311,972	77,810
As adjusted	$(182,160)	$47,150	(25.9)%

Six months ended June 30, 2025
As reported	$(27,937)	$30,116	(107.8)%
Non-recurring, other unusual and non-operating pension and OPEB items	21,381	10,579
As adjusted	$(6,556)	$40,695	(620.7)%

Six months ended June 30, 2024
As reported	$(661,706)	$(34,381)	5.2%
Non-recurring, other unusual and non-operating pension and OPEB items	369,072	95,217
As adjusted	$(292,634)	$60,836	(20.8)%